As filed with the Securities and Exchange Commission on October 3, 2022

Registration No. 333-248701

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-248701

UNDER
THE SECURITIES ACT OF 1933

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-0904275
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10910 Domain Drive, Suite 300 Austin, TX 78758 (512) 777-3800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

with a copy to:
Thomas E. Hartman Senior Vice President, Secretary and General Counsel 10910 Domain Drive, Suite 300 Austin, TX 78758 (512) 777-3800	Jessica S. Lochmann Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 (414) 271-2400

(Name, address including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

DEREGISTRATION OF SECURITIES

Hanger, Inc. (the “Registrant”) is filing this post-effective amendment (the “Post-Effective Amendment”) to Registration Statement No. 333-248701 on Form S-3, filed with the SEC on September 10, 2020, relating to the registration by the Registrant of $250 million of (i) shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”), (ii) shares of preferred stock, par value $0.01 per share, of the Registrant (“Preferred Stock”), (iii) debt securities (“Debt Securities”), (iv) warrants to purchase shares of Common Stock, shares of Preferred Stock, Debt Securities, units or other securities (“Warrants”), (v) subscription rights, (vi) purchase contracts to purchase Common Stock, Preferred Stock, Debt Securities, Warrants, units or other securities (“Securities Purchase Contracts”), and (vii) units (the “Registration Statement”), which was previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities, registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

On October 3, 2022, the Registrant completed its previously announced merger (the “Merger”) with Hero Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Hero Parent, Inc., a Delaware corporation (“Parent”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 21, 2022, by and among the Registrant, Parent and Merger Sub (the “Merger Agreement”). The Registrant was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly owned subsidiary of Parent. In connection therewith, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares held by Hanger as treasury stock or held directly by Parent or Merger Sub or any direct or indirect wholly owned subsidiary of Hanger, Parent or Merger Sub, (ii) shares of Common Stock held by stockholders who have not voted in favor of the adoption and approval of the Merger Agreement, including the Merger, or consented thereto in writing and who have properly exercised and validly perfected appraisal rights for such shares in accordance with, and who have complied with, Section 262 of the Delaware General Corporation Law and (iii) shares of Common Stock held by certain members of the Registrant’s management team that were exchanged for equity interests in an affiliate of Parent)- was automatically converted into the right to receive cash in an amount equal to $18.75 per share, without interest, subject to any required withholding of taxes.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities registered but unsold at the termination of such offerings, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the effective time of the Merger on October 3, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on October 3, 2022.

HANGER, INC.

By:	/s/ Thomas E. Hartman
	Name:	Thomas E. Hartman
	Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign the Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.